Exhibit 10.2

PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”), is made, effective as of December 14, 2007 (the “Grant Date”) between Rockwood Holdings, Inc., a Delaware corporation (hereinafter called the “Company”), and [NAME], an employee of the Company or an Affiliate (as defined below) of the Company, hereinafter referred to as the “Employee”.

WHEREAS, the Company desires to grant the Employee a performance restricted stock unit award as provided for hereunder (the “Performance Restricted Stock Unit Award”), ultimately payable in shares of common stock, par value $0.01 per share (the “Common Stock”), pursuant to the Amended and Restated 2005 Stock Purchase and Option Plan of Rockwood Holdings, Inc. and Subsidiaries  (the “Plan”), the terms of which are hereby incorporated by reference and made a part of this Agreement (capitalized terms not otherwise defined herein (including Appendix A) shall have the same meanings as in the Plan);

WHEREAS, the committee of the Company’s board of directors appointed to administer the Plan (the “Committee”), has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the shares of Common Stock provided for herein to the Employee as an incentive for increased efforts during his term of office with the Company or its Subsidiaries or Affiliates, and has advised the Company thereof and instructed the undersigned officers to grant said Performance Restricted Stock Unit Award;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.             Grant of the Performance Restricted Stock Units.  Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, the Company hereby grants to the Employee the opportunity to vest in up to [insert 200% of target number of RSUs] Performance Restricted Stock Units (the “Maximum RSUs”), of which [insert 100% of target number of RSUs] Performance Restricted Stock Units represent your “Target RSUs.”  An “RSU” or a “Performance Restricted Stock Unit” represents the right to receive one share of Common Stock.  The Performance Restricted Stock Units shall vest and become nonforfeitable in accordance with Section 2 hereof.

2.             Vesting. The vesting of the Performance Restricted Stock Units Award shall be subject to the satisfaction of the conditions set forth in both subsection (a) and subsection (b) of this Section 2:

(a)           Service Vesting Requirement.

(i)            Unless otherwise provided in this Agreement, so long as the Employee continues to be employed by the Company or its Subsidiaries, on December 31, 2010 (such date, the “Vesting Date”), the Employee shall become vested in a number of Performance Restricted Stock Units (not to exceed the number set forth in Section 1 above) determined based on the formulas set forth in Section 2(b) below.  Promptly after the Determination Date (as such term is defined in Section 2(b)(iii) below) (but in no event later than December 31 of the year in which the Vesting Date occurs) the Company shall distribute to the Employee a number of shares of Common Stock equal to the number of Performance Restricted Stock Units that become vested in accordance with Section 2(b) hereof.  Any number of Performance Restricted Stock Units that do not become vested in accordance with Section 2(b) hereof (to the extent not already previously forfeited pursuant to Section 2(a)(iii) below) shall, effective as of the Vesting Date, be forfeited by the Employee without consideration and this Agreement shall terminate without payment in respect thereof.

(ii)           If, prior to the Vesting Date, the Employee’s employment with the Company and its Subsidiaries is terminated for any reason by the Employee (other than due to the Employee’s death, Disability or Retirement) or by the Company and its Subsidiaries for Cause, then the Performance Restricted Stock Units shall be forfeited by the Employee without consideration and this Agreement shall terminate without payment in respect thereof.

(iii)          If, prior to the Vesting Date, the Employee’s employment with the Company and its Subsidiaries is terminated by the Company and its Subsidiaries other than for Cause or due to the Employee’s death, Disability or Retirement, then this Agreement shall remain outstanding and, on the Vesting Date, the Performance Restricted Stock Units shall become vested as to a number of shares of Common Stock equal to the product of (i) the number of Performance Restricted Stock Units in which the Employee would have become vested pursuant to Section 2(b) below, if the Employee had remained employed with the Company through the Vesting Date, and (ii) a fraction, the numerator of which is equal to the number of days between (and including) the Grant Date and the date such employment so terminates, and the denominator of which is equal to 1097 (such fraction, the “Proration Factor”); provided, however, that the Employee shall not receive distribution of the shares of Common Stock equal to the number of Performance Restricted Stock Units that become vested under this Section 2(a)(iii) until the Vesting Date.

(b)           Performance Vesting Requirement. The Performance Restricted Stock Unit Award shall, so long as the Employee remains employed with the Company or its Subsidiaries through the Vesting Date (or the provisions of Section 2(a)(iii) otherwise apply), vest on the Vesting Date as follows:

(x) up to 70% of the Maximum RSUs awarded hereunder (the “EBITDA RSUs”) shall become vested if and to the extent that the Company’s Adjusted EBITDA is increased above the Company’s 2007 Adjusted EBITDA, on an annualized basis, over the three-calendar year period commencing on January 1, 2008 and ending on December 31, 2010 (the “Performance Period”), by certain specified percentages as set forth on Schedule I attached hereto and incorporated by reference herein (such increase, the “Annualized EBITDA Growth”); and

(y) up to the remaining 30% of the Maximum RSUs (the “EPS RSUs”) awarded hereunder shall become vested if and to the extent that the Company’s Diluted Earnings Per Share is increased above the Company’s 2007 Diluted Earnings Per Share, on an annualized basis, over the Performance Period, by certain specified percentages as set forth on Schedule 2 attached hereto and incorporated by reference herein (such increase, the “Annualized EPS Growth”).

(i)  The EBITDA RSUs shall vest based upon the achievement by the Company of the applicable Annualized EBITDA Growth in respect of the Performance Period as set forth on Schedule I.

(ii)  The EPS RSUs shall vest based upon the achievement by the Company of the applicable Annualized EPS Growth in respect of the Performance Period as set forth on Schedule II.

(iii)          Whether and to what extent the EBITDA RSUs and/or the EPS RSUs have become vested shall be determined by the Committee at its first meeting after the Financial Statement Approval Date following the end of the Performance Period (the “Determination Date”), upon the Committee’s certification of the Company’s achievement of the applicable performance goals set forth in Sections 2(b)(i) and (ii) above.

(c)           Effect of Change of Control.  Notwithstanding anything set forth in Section 2(a) or (b) above, if there occurs a Change of Control prior to the Vesting Date and:

(i)            the Employee is still employed with the Company or its Subsidiaries upon the occurrence of such Change of Control, the Performance Restricted Stock Units shall immediately vest and become converted into the right to receive a cash payment equal to the product of (x) the total number of Target RSUs and (y) the price per share paid for one share of Common Stock in the Change of Control transaction (such payment, the “CIC Cashout Amount”), which amount shall be payable on the Vesting Date; provided, however, that if, within the one year period that commences on the Change of Control but prior to the Vesting Date, (A) the Employee’s employment is terminated by the Company and its Subsidiaries without Cause or by the Employee for Good Reason, the timing of the payment of the amount otherwise due and payable under this Section 2(c) shall be accelerated and shall be paid to the Employee within ten (10) business days after the date of such termination of employment; or (B) the Employee’s employment with the Company and its Subsidiaries is terminated by the Company and its Subsidiaries for Cause or by the Employee for any reason (other than due to the Employee’s death, Disability, Retirement or by the Employee for Good Reason), then the Performance Restricted Stock Units and the right to receive any cash as set forth in this Section 2(c) shall be forfeited by the Employee without consideration and this Agreement shall terminate without payment in respect thereof; or

(ii)           the Employee has ceased to be employed with the Company or its Subsidiaries prior to such Change of Control under circumstances set forth in Section 2(a)(iii) above, the Employee shall, in lieu of the shares of Common Stock otherwise distributable pursuant to Section 2(a)(iii) on the Vesting Date, instead be entitled to receive a cash payment, payable on the Vesting Date, equal to the product of (x) the CIC Cashout Amount and (y) the Proration Factor.

(d)           For purposes of this Agreement, capitalized terms not otherwise defined above or below, or in the Plan, shall have the meanings set forth in Appendix A attached to this Agreement and incorporated by reference herein.

3.             Dividend Equivalents.  With respect to each cash dividend or distribution (if any) paid with respect to Common Stock to holders of record on and after the Grant Date, the Employee shall be entitled to receive a number of shares of Common Stock, in an amount equal to the product of (i) the amount of such dividend or distribution paid with respect to one share of Common Stock, multiplied by (ii) the number of vested Performance Restricted Stock Units then held by the Employee (plus any number of shares of Common Stock previously paid in respect of any other cash dividend or distribution), at such time as the Employee receives a distribution of shares of Common Stock pursuant to the applicable provision of Section 2 above.  In the event of any stock dividend, the provisions of Section 8 of the Plan shall apply to this Performance Restricted Stock Unit Award.

4.             Limitation on Obligations.  The Company’s obligation with respect to the Performance Restricted Stock Units granted hereunder is limited solely to the delivery to the Employee of shares of Common Stock on the date when such shares are due to be delivered hereunder, and in no way shall the Company become obligated to pay cash in respect of such obligation.  This Performance Restricted Stock Unit Award shall not be secured by any specific assets of the Company or any of its subsidiaries, nor shall any assets of the Company or any of its subsidiaries be designated as attributable or allocated to the satisfaction of the Company’s obligations under this Agreement.

5.             Rights as a Stockholder.  The Employee shall not have any rights of a common stockholder of the Company unless and until the Employee becomes entitled to receive the shares of Common Stock pursuant to Section 2 above.  As soon as practicable following the date that the Employee becomes entitled to receive the shares of Common Stock pursuant to Section 2, certificates for the Common Stock shall be delivered to the Employee or to the Employee’s legal guardian or representative.

6.             Transferability.  The Performance Restricted Stock Units shall not be subject to alienation, garnishment, execution or levy of any kind, and any attempt to cause any such awards to be so subjected shall not be recognized.  The shares of Common Stock acquired by the Employee pursuant to Section 2 of this Agreement may not at any time be transferred, sold, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition complies with applicable securities laws.

7.             Purchaser’s Employment by the Company.   Nothing contained in this Agreement obligates the Company or any Subsidiary to employ the Employee in any capacity whatsoever or prohibits or restricts the Company (or any Subsidiary) from terminating the employment, if any, of the Employee at any time or for any reason whatsoever, with or without Cause, and the Employee hereby acknowledges and agrees that neither the Company nor any other Person has made any representations or promises whatsoever to the Employee concerning the Employee’s employment or continued employment by the Company or any Affiliate thereof.

8.             Change in Capitalization.  In the event of any change in the outstanding Common Stock by reason of a stock split, spin-off, stock dividend, stock combination or reclassification, recapitalization or merger, change of control, or similar event, the provisions of Section 8 shall govern the treatment of this Performance Restricted Stock Unit Award.

9.             Withholding.   It shall be a condition of the obligation of the Company upon delivery of Common Stock to the Employee pursuant to Section 2 above that the Employee pay to the Company such amount as may be requested by the Company for the purpose of satisfying any liability for any federal, state or local income or other taxes required by law to be withheld with respect to such Common Stock.  The Company shall be authorized to take such action as may be necessary, in the opinion of the Company’s counsel (including, without limitation, withholding Common Stock otherwise deliverable to the Employee hereunder and/or withholding amounts from any compensation or other amount owing from the Company to the Employee), to satisfy the obligations for payment of the minimum amount of any such taxes.  In addition, if the Company’s accountants determine that there would be no adverse accounting implications to the Company, the Employee may be permitted to elect to use Common Stock otherwise deliverable to the Employee hereunder to satisfy any such obligations, subject to such procedures as the Company’s accountants may require.  The Employee is hereby advised to seek his own tax counsel regarding the taxation of the grant of Performance Restricted Stock Units made hereunder.

10.           Securities Laws.  Upon the delivery of any Common Stock to the Employee, the Company may require the Employee to make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.  The delivery of the Common Stock hereunder shall be subject to all applicable laws, rules and regulations and to such approvals of any governmental agencies as may be required.

11.           Section 409A of the Code.  In the event that it is reasonably determined by the Company that , as a result of the deferred compensation tax rules under Section 409A of the Internal Revenue Code of 1986, as amended (and any related regulations or other pronouncements thereunder) (“the Deferred Compensation Tax Rules”), benefits that the Employee is entitled to under the terms of this Agreement may not be made at the time contemplated by the terms hereof or thereof, as the case may be, without causing Employee to be subject to tax under the Deferred Compensation Tax Rules, the Company shall, in lieu of providing such benefit when otherwise due under this Agreement, instead provide such benefit on the first day on which such provision would not result in the Employee incurring any tax liability under the Deferred Compensation Tax Rules; which day, if the Employee is a “specified employee” within the meaning of the Deferred Compensation Tax Rules, may, in the event the benefit to be provided is due to the Employee’s separation from service with the Company and its Subsidiaries, shall be the first day following the six-month period beginning on the date of such separation from service.

12            Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Employee shall be addressed to him at the address given beneath his signature hereto.  By a notice given pursuant to this Section 12, either party may hereafter designate a different address for notices to be given to him.  Any notice which is required to be given to the Employee shall, if the Employee is then deceased, be given to the Employee’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 12.  Any notice shall have been deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service

13.           Governing Law.  The laws of the State of Delaware (or if the Company reincorporates in another state, the laws of that state) shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

14.           Performance Restricted Stock Unit Award Subject to Plan.   The Performance Restricted Stock Unit Award shall be subject to all applicable terms and provisions of the Plan, to the extent applicable to the Common Stock.   In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.

15.           Signature in Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signatures on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date hereof.

ROCKWOOD HOLDINGS, INC.

By:
Name:
Title:

EMPLOYEE

[NAME]

Appendix A

Definitions

“2007 Adjusted EBITDA” shall mean the Company’s Adjusted EBITDA as reported in the Company’s Form 10-K filed with the Securities Exchange Commission in respect of the 2007 fiscal year of the Company.

“2007 Diluted Earnings Per Share” shall mean the Company’s diluted earnings per share of the Common Stock, as reported in the Company’s audited financial statements included in the Company’s Form 10-K filed with the Securities Exchange Commission in respect of the 2007 fiscal year of the Company and as adjusted for non-recurring and unusual items.

“Adjusted EBITDA” shall mean:  “Consolidated EBITDA” as defined in the Credit Agreement dated as of July 30, 2004 among Rockwood Specialties Group, Inc., Rockwood Specialties Limited, Rockwood Specialties International, Inc., the lenders party thereto, Credit Suisse First Boston, acting through its Cayman Islands Branch, as administrative agent and collateral agent, and UBS Securities LLC and Goldman Sachs Credit Partners L.P., as co-syndication agents thereunder, filed as Exhibit 10.1 to Rockwood Specialties Group, Inc.’s Report on Form 8-K filed with the Securities and Exchange Commission on August 4, 2004 (“Credit Agreement”), except that, for the purposes of this Agreement, any component of the Consolidated EBITDA that is translated in currencies other than United States dollars shall be converted using exchange rates of €1.00 to $1.36 (USD) and £1.00 to $2.00 (USD).

“Change of Control” shall mean: (i) sales of all or substantially all of the assets of the Company to a Person who is not Kohlberg Kravis Roberts & Co. Ltd (“KKR”) or an affiliate of KKR (collectively, the “KKR Partnerships”), (ii) a sale by KKR or any of its respective affiliates resulting in more than 50% of the voting stock of the Company being held by a Person or Group that does not include KKR or any of its respective affiliates, or (iii) a merger, consolidation, recapitalization or reorganization of the Company with or into another Person which is not an affiliate of KKR; if, and only if, as a result of any of the foregoing events in clauses (i), (ii) or (iii) above, the KKR Partnerships lose the ability, without the approval of any Person (applicable to the respective foregoing events in clauses (i), (ii) or (iii) above) who is not an affiliate of KKR, to elect a majority of the Board of Directors (or the board of directors of the resulting entity).  Notwithstanding the foregoing, if any of the transactions described in clauses (i), (ii) or (iii) of the preceding sentence shall occur and the other Person involved in such transaction (or its ultimate parent entity) is an operating company controlled by KKR or an affiliate of KKR prior to such transaction (an “Alternate KKR Entity”), then the determination of whether a change of control has occurred shall be made by determining whether an event set forth in clauses (i), (ii) or (iii) above has occurred (including the ability to elect a majority of the Board or the board of directors of the resulting entity) if the Alternate KKR Entity is treated as being unaffiliated with KKR and by treating the voting power of the Alternate KKR Entity in the Company (or the resulting entity) as if it were held by a Person unaffiliated with KKR.

“Diluted Earnings Per Share” shall mean the diluted earnings per share of the Common Stock, as reported in the Company’s audited financial statements included in the Company’s Form 10-K filed with the Securities Exchange Commission in respect of the applicable fiscal year of the Company and as adjusted for non-recurring and unusual items.

“Disability” shall mean a determination, made at the request of the Employee or upon the reasonable request of the Company set forth in a notice to the Employee, by a physician selected by the Company and the Employee, that the Employee is unable to perform his duties as an employee of the Company or its subsidiaries and in all reasonable medical likelihood such inability will continue for a period in excess of 180 consecutive days.

“Financial Statement Approval Date” shall mean the date on which the audited financial statements of the Company for any given fiscal year of the Company have been finally approved by the auditing firm engaged by the Company to review such statements (which approval shall in no event occur later than March 31 of the calendar year immediately following the applicable fiscal year of the Company).

“Good Reason” shall mean without the Employee’s consent, (i) a reduction in the Employee’s base salary or annual bonus opportunity (other than a reduction in base salary that is offset by an increase in bonus opportunity upon the attainment of reasonable financial targets, which reduction may not exceed 10% of the Employee’s base salary in any 12 month period), (ii) a substantial reduction in the Employee’s duties and responsibilities, which continues beyond 15 days after written notice by the Employee to the Company of such reduction, (iii) the elimination or reduction of the Employee’s eligibility to participate in the Company’s benefit programs that is inconsistent with the eligibility of similarly situated employees of the Company to participate therein, (iv) a transfer of the Employee’s primary workplace by more than 35 miles from the current workplace, (v) any serious chronic mental or physical illness of an immediate family member that requires the Employee to terminate his or her employment with the Company because of a substantial interference with his or her duties at the Company or (vi) any failure by the Company to pay when due any payment owed to the Employee within 15 days after the date such payment becomes due.

“Retirement” shall mean retirement at age 62 or over (or such other age as may be approved by the Board of Directors) after having been employed by the Company or a Subsidiary for at least five years.